Exhibit 99.1

Paxar Corporation Enters New Credit Agreement and Repatriates Foreign Earnings

    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Dec. 8, 2005--Paxar Corporation (NYSE: PXR) today announced that on November 28, 2005, it entered into a new five-year, $150 million, multi-currency credit agreement, which replaced its existing three-year $50 million facility. Further, the Company announced the prepayment of $150 million of 6.74% Senior Notes due August 11, 2008, resulting in a fourth quarter pre-tax charge of approximately $7.4 million, less than the previously estimated $9 million in charges.
    The Company also announced that it has completed the repatriation of $127 million of foreign earnings under the American Jobs Creation Act of 2004. The Company had previously estimated the repatriation to be $110 million.
    Tony Colatrella, Chief Financial Officer, said, "The new credit facility will serve to optimally leverage Paxar's balance sheet by better matching the Company's borrowing capacity with its strong offshore cash flows. The repatriation provided a unique one-time opportunity to cost-effectively repatriate earnings from foreign subsidiaries. Further, we are pleased to report that on December 5, 2005, we completed the early repayment of the Company's 6.74% Senior Notes, at a lower cost than originally anticipated, and expect to realize annual interest savings of $4 to $5 million."
    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to meet and satisfy customer needs around the world with quality, innovation and competitive products and services.
    Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2004 Annual Report on Form 10-K.
    For more information on Paxar call Investor Relations -
914.697.6862 or visit our Company's Web site www.paxar.com

    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862